NEWS RELEASE

BIOLASE REPORTS 2012 FOURTH QUARTER, YEAR-END RESULTS

Net Revenue Increases 45.0% to $19.1 Million, Quarter over Quarter
Core WaterLase Unit Sales Increase 42.0%, Quarter over Quarter
Net Income of $1.0 million — $0.03 per share — in Q4 2012
Non-GAAP Net Income of $1.7 million — $0.05 per share — in Q4 2012
2013 Q1 Revenue Guidance of $14 Million to $15 Million
2013 Annual Revenue Guidance of $68 Million to $72 Million

IRVINE, CA (March 6, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading dental laser manufacturer and distributor, today reported unaudited financial results for the fourth quarter and year ended December 31, 2012.

Financial Highlights of the 2012 Fourth Quarter:

•	Net revenue of $19.1 million for Q4 2012, a 45.0% increase over $13.2 million for Q4 2011, and a 12.4% increase over the midpoint of the Company’s guidance of $16.5 million to $17.5 million.

•	Net income of $1.0 million, or $0.03 per share, as compared to a net loss of $2.0 million or a loss of $0.06 per share for Q4 2011.

•	Non-GAAP net income of $1.7 million, or $0.05 per share, as compared to a non-GAAP net loss of $1.3 million, or a loss of $0.04 per share, for Q4 2011.

•	Unit sales of WaterLase® systems increased by 42.0% as compared to Q4 2011 levels.

•	Revenues from the sale of WaterLase systems increased $2.6 million, or 29.2%, as compared to Q4 2011 levels.

•	Revenues from the sale of diode laser systems increased $1.3 million, or 79.9%, as compared to Q4 2011 levels.

2012 Financial Highlights:

•	Net revenue of $57.4 million, as compared to $48.9 million in the prior year. Excluding the effects of the $1.1 million inventory repurchase in Q2 2012 and one-time prepaid purchase orders from Henry Schein, Inc. (NASDAQ:HSIC)ý (“Schein”) in 2011 totaling $5.9 million, non-GAAP adjusted revenue for 2012 increased $15.5 million, or 36.1%, over 2011, which was in line with our guidance of 36%.

•	Revenues from the sale of WaterLase systems increased $6.8 million, or 23.1%, as compared to the prior year. Excluding the effects of the $1.1 million inventory repurchase in Q2 2012, and one-time prepaid purchase orders of WaterLase systems from Schein in 2011 totaling $2.3 million, non-GAAP adjusted revenue for WaterLase systems in 2012 increased $10.2 million, or 37.7%, over 2011.

•	Net loss improved to $3.1 million, or a loss of $0.10 per share, as compared to a net loss of $4.5 million, or a loss of $0.15 per share, for 2011.

•	Non-GAAP net loss improved to $431,000 for 2012, as compared to a non-GAAP net loss of $1.4 million in 2011.

Operating highlights of and subsequent to the 2012 fourth quarter include:

•	Received U.S. Food and Drug Administration (“FDA”) clearance for the EPIC 10™ diode laser.

•	Received FDA clearance for 940nm Diolase 10™ diode soft-tissue laser for a broad spectrum of medical procedures; includes clearance for over 80 procedures in 19 additional medical markets.

•	Launched the EPIC™ V-Series™ veterinary soft-tissue diode laser.

•	Launched a website to showcase BIOLASE’s wholly-owned subsidiary OCCULASE and to expand the multiple applications of its proprietary WaterLase technology into ophthalmology.

•	Issued broad new patent for treating eye conditions, including Presbyopia, Cataracts, and Glaucoma; provides additional support for ophthalmic applications.

•	Appointed Samir Chowdhury, Ph.D., as General Manager and Colleen Boswell as Vice President, Regulatory Affairs.

•	Declared a one-half percent stock dividend payable on March 29, 2013, to stockholders of record as of March 15, 2013.

Federico Pignatelli, Chairman and CEO, said, “For the past two years, BIOLASE has undergone a radical restructuring, which was substantially completed at year-end 2012. Now we can concentrate on continued execution and the meaningful expansion of our business in 2013 and beyond.”

“Overall 2012 was a year of execution where we met or exceeded our guidance throughout the year and went on to generate cash from operations in the fourth quarter. We have expanded our offerings of internally developed lasers and in-licensed cone beam and CAD/CAM imaging products while significantly strengthening our intellectual property and patent portfolio. As a result of these efforts, our annual revenue for 2012 increased significantly over 2011 and more than doubled that of 2010,” noted Pignatelli. “With a number of solid initiatives in place, including new product launches, the recent approval of over 80 new procedures in 19 additional medical markets, and the launch of EPIC V-Series in to the veterinary market, we expect BIOLASE to continue to grow strongly in 2013.”

Fourth Quarter Financial Results
Net revenue for the 2012 fourth quarter totaled $19.1 million, compared with $13.2 million in the 2011 fourth quarter. The increase of $5.9 million, or 45.0%, was primarily driven by increased sales of the Company’s all-tissue WaterLase systems, diode soft-tissue laser systems, and imaging systems.

The number of WaterLase systems sold increased by 42.0% in the 2012 fourth quarter as compared to the prior year quarter. Such growth was the result of successful efforts of our direct sales force in North America. Revenues from the sale of WaterLase systems increased $2.6 million, or 29.2%, to $11.7 million in the 2012 fourth quarter as compared to $9.1 million in the prior year quarter. WaterLase system sales comprised approximately 61.5% of net revenues for the 2012 fourth quarter compared to 69.0% for the prior year quarter. The majority of these WaterLase revenues in both quarters were from sales of the Company’s flagship WaterLase iPlus all-tissue laser system.

“The number of WaterLase systems sold increased by a larger percentage than WaterLase revenues quarter over quarter because of our strategy to offer systems of varying capabilities at multiple price points. The iPlus is our flagship product and our primary revenue driver, and we expect this to continue in 2013. By offering multiple product configurations across a range of price points, we believe we can attract more customers, drive adoption, and generate more significant product and consumables revenue,” said Fred Furry, Chief Operating Officer and Chief Financial Officer.

Revenues from the sale of diode laser systems increased $1.3 million, or 79.9%, to $2.8 million in the 2012 fourth quarter as compared to $1.5 million in the prior year quarter. Diode laser system sales comprised approximately 14.4% of net revenues for the 2012 fourth quarter compared to 11.6% for the prior year quarter. BIOLASE received the CE Mark for the EPIC 10 in the final days of September 2012, and received notice of its regulatory clearance from the FDA on October 1, 2012.

Furry added, “As expected, sales of diode laser systems increased significantly in the fourth quarter, and we anticipate that the EPIC 10 will continue to be a strong contributor to revenue in 2013 and beyond. We also believe that the low price point of our EPIC diode soft-tissue laser system will continue to broaden the demand for lasers and create an up-sell opportunity for our more expensive, all-tissue WaterLase systems.”

Imaging revenues, which included both cone beam and CAD/CAM, totaled approximately $1.6 million, or 8.6% of net revenue, during the 2012 fourth quarter as compared to $138,000, or 1.0% of net revenue, for the prior year quarter.

Gross profit as a percentage of net revenue was 46.6% as compared to 42.2% for the prior year quarter. This quarter-over-quarter increase was primarily due to higher unit sales of WaterLase systems, diode laser systems, and imaging systems, increased consumables, and increased license fees and royalty revenue, combined with decreased costs of revenues as service and warranty expenses continue to decline as manufacturing processes and quality continue to improve.

Operating expenses totaled $7.7 million, or 40.4% of net sales, as compared to $7.5 million, or 56.9% of net sales, in the 2011 fourth quarter. The increased sales and marketing expense is primarily a result of sales commissions accrued on higher system revenues as well as higher payroll and consulting costs associated with the development of our direct sales force in North America and an increase in convention costs, which were offset by a decrease in the cost of supplies.

General and administrative expenses decreased to $1.8 million during the 2012 fourth quarter as compared to $2.0 million for the prior year quarter.

Engineering and development totaled $1.0 million during the 2012 fourth quarter, essentially flat with the prior year quarter.

As a result, net income for the 2012 fourth quarter totaled $1.0 million, or $0.03 per share, compared to a net loss of $2.0 million, or a loss of $0.06 per share, for the 2011 fourth quarter.

After removing interest expense of $99,000, non-cash depreciation and amortization expenses of $140,000, and non-cash stock-based, other equity instruments, and other non-cash compensation expense of $383,000, the 2012 fourth quarter resulted in non-GAAP net income of $1.7 million, or $0.05 per share, compared with a non-GAAP net loss of $1.3 million, or ($0.04) per share, for the 2011 fourth quarter.

2012 Financial Results
GAAP net revenue for the year ended December 31, 2012, totaled $57.4 million, compared with net revenue of $48.9 million in the prior year. Domestic revenues were $40.6 million, or 70.7% of net revenue, for 2012 compared to $32.8 million, or 67.1% of net revenue, for 2011. International revenues for 2012 were $16.8 million, or 29.3% of net revenue compared to $16.1 million, or 32.9% of net revenue for 2011.

Adjusting for the inventory re-purchased in connection with the Schein termination agreement, non-GAAP adjusted revenue for 2012 was $58.5 million, which was the midpoint of our initial annual revenue guidance for 2012. This represents an increase of $9.6 million, or 19.7% as compared to net revenue of $48.9 million for 2011. When excluding both the 2012 inventory re-purchased in connection with the Schein termination agreement, which was offset against our 2012 second quarter, and the 2011 non-recurring event of equipment sales to Schein for irrevocable purchase orders of $5.9 million; non-GAAP adjusted revenue for 2012 represents a 36.1% increase over non-GAAP adjusted revenue for the prior year, which was in line with our guidance of 36%.

The number of WaterLase systems sold during 2012 increased by 37.1% as compared to the prior year, primarily due to increased sales of WaterLase iPlus systems and sales of MD Turbo™ systems, including 100% of the equipment that the Company re-purchased in connection with the Schein termination agreement.

Net revenues from the sale of WaterLase systems, including the effect of the $1.1 million inventory repurchase from Schein during the 2012 second quarter, increased $6.8 million, or 23.1%, for 2012 as compared to the prior year. Excluding the effect of the Schein inventory re-purchase and the 2011 non-recurring event of equipment sales to Schein for irrevocable purchase orders of $2.3 million; non-GAAP adjusted net revenue from the sales of our WaterLase systems for 2012 increased by $10.2 million, or 37.7%, compared to 2011.

WaterLase system sales comprised approximately 62.8% of gross revenues for 2012 compared to 59.9% for the prior year. The majority of these WaterLase revenues were from sales of the Company’s flagship WaterLase iPlus all-tissue laser system.

Revenues from the sale of diode laser systems decreased $2.9 million, or 31.2%, to $6.3 million for 2012 as compared to $9.2 million for 2011. Diode laser system sales comprised approximately 11.0% of net revenues for 2012 compared to 18.8% for the prior year. Excluding the effect of the 2011 non-recurring diode sales to Schein for irrevocable purchase orders of $3.6 million, non-GAAP adjusted net revenue from the sales of our diode systems for 2012 increased by $729,000, or 13.1%, compared to 2011. Diode laser system sales were negatively impacted during 2012 due to market anticipation of new EPIC 10 diode laser system which was cleared by the FDA in October 2012.

Imaging system net revenue, which included our in-licensed cone beam and CAD/CAM products, totaled approximately $3.4 million, or 5.9% of net revenue, in 2012, as compared to $238,000, or 0.5% of net revenue, in 2011.

Pignatelli commented, “We added cone beam digital imaging to our product offerings in late 2011, and further enhanced our imaging products with the addition of CAD/CAM intra-oral scanning in late 2012. These in-licensed imaging systems are expected to generate greater revenue growth while increasing awareness in our core internally developed laser products.”

Gross profit as a percentage of net revenue was 46.2% for 2012 as compared to 43.6% for the prior year. The year-over-year increase was primarily due to increased sales of WaterLase systems and increased sales of ancillary consumables, coupled with lower costs of revenues, reflecting lower service and warranty expenses due to ongoing improvements in manufacturing processes and quality.

Operating expenses totaled $29.0 million for 2012, or 50.6% of net sales, as compared to $25.3 million, or 51.8% of net sales, for 2011. The increase was primarily due to increased sales commission earned on higher revenues, increased convention costs associated with the imaging product lines, increased payroll and consulting fees related to further development of the Company’s direct sales force, and increased media and advertising costs.

The net loss for 2012 was $3.1 million, or a loss of $0.10 per share, compared with a net loss of $4.5 million, or a loss of $0.15 per share, for 2011.

After removing interest expense of $239,000, non-cash depreciation and amortization expenses of $513,000, and non-cash stock-based, other equity instruments, and other non-cash compensation expense of $1.9 million, the non-GAAP net loss for 2012 was $431,000, or a loss of $0.01 per share, compared with a non-GAAP net loss of $1.4 million, or a loss of $0.05 per share, for 2011.

Liquidity and Capital Resources
As of December 31, 2012, BIOLASE had approximately $7.5 million in working capital. Cash and cash equivalents totaled approximately $2.5 million at December 31, 2012, compared to $1.3 million at September 30, 2012, and $3.3 million at December 31, 2011.

Accounts receivable totaled $11.7 million at December 31, 2012, compared to $10.3 million at September 30, 2012, and $8.9 million at December 31, 2011. Stockholders’ equity was $11.8 million at December 31, 2012. In addition, the Company had two revolving credit facilities totaling $8.0 million, with $6.4 million of available borrowings, in excess of the $1.6 million outstanding, at December 31, 2012.

Financial Outlook
For the 2013 first quarter, BIOLASE expects net revenue of approximately $14.0 million to $15.0 million. The midpoint of $14.5 million reflects expected growth of approximately 18% as compared to the 2012 first quarter. After the 2013 first quarter the Company does not plan to provide quarterly guidance for the rest of 2013.

For the year ending December 31, 2013, the Company expects net revenue of approximately $68 million to $72 million. The midpoint of $70 million represents a 22% increase over 2012 net revenue and would also represent record revenue for the Company. The Company also expects to generate cash from operations for the year ending December 31, 2013.

Conference Call
As previously announced, BIOLASE will hold a conference call to discuss these financial results as follows:

Date: Time: Dial-in numbers: Live webcast:	Wednesday, March 6, 2013 4:30pm EST 1-877-941-1428 (toll-free/U.S. & Canada) 1-480-629-9665 (toll/international) www.biolase.com, under ‘Investors’

The archived webcast will be available for 30 days on the Company’s website, www.biolase.com, in the ‘Investors’ section under ‘Audio Archive’.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment and CAD/CAM systems; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate approximately 314 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 22,000 lasers worldwide. Other products under development address ophthalmology and other medical and consumer markets.

WaterLase®, WaterLase MD®, iPlus®, WaterLase MD Turbo™, and EPIC™ are trademarks of BIOLASE, Inc.

TRIOS® is a registered trademark of 3Shape A/S.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at twitter.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

Non-GAAP Financial Measures
The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP financial measures presented exclude the items summarized in the table on page 10 of this press release. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per basic and diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives, product introductions and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current perspective of existing trends and information and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:
Lisa Wilson
In-Site Communications, Inc.
212-759-3929

(financial tables follow)

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2012	2011	2012	2011

Products and services revenue	$19,044	$13,137	$58,332	$48,419
Non-recurring event	—	—	(1,141)	—
License fees and royalty revenue	36	20	165	439

Net revenue	19,080	13,157	57,356	48,858

Cost of revenue	10,190	7,609	32,019	27,540
Non-recurring event	—	—	(1,141)	—

Net cost of revenue	10,190	7,609	30,878	27,540

Gross profit	8,890	5,548	26,478	21,318

Operating expenses:
Sales and marketing	4,867	4,395	16,250	13,075
General and administrative	1,804	2,023	8,075	7,936
Engineering and development	1,027	1,073	4,684	4,311

Total operating expenses	7,698	7,491	29,009	25,322

Income (loss) from operations	1,192	(1,943)	(2,531)	(4,004)

Loss on foreign currency transactions	(38)	(78)	(175)	(88)
Interest expense	(99)	1	(239)	(305)

Non-operating loss, net	(137)	(77)	(414)	(393)

Income (loss) before income tax provision	1,055	(2,020)	(2,945)	(4,397)
Income tax provision	14	10	111	89

Net income (loss)	$1,041	$(2,030)	$(3,056)	$(4,486)

Net income (loss) per share:
Basic	$0.03	$(0.06)	$(0.10)	$(0.15)

Diluted	$0.03	$(0.06)	$(0.10)	$(0.15)

Shares used in the calculation of net income (loss) per share:
Basic	31,284	31,248	31,308	29,907

Diluted	31,406	31,248	31,308	29,907

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BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except per share data)

	December 31,

	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$2,543	$3,307
Accounts receivable, less allowance of $304 and $289 in 2012 and 2011, respectively	11,680	8,899
Inventory, net	11,142	11,312
Prepaid expenses and other current assets	1,552	1,808

Total current assets	26,917	25,326
Property, plant and equipment, net	1,509	1,148
Intangible assets, net	300	212
Goodwill	2,926	2,926
Deferred tax asset	16	8
Other assets	305	187

Total assets	$31,973	$29,807

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Lines of credit	$1,637	$—
Accounts payable	7,663	7,804
Accrued liabilities	6,267	6,177
Customer deposits	582	165
Deferred revenue, current portion	3,226	2,136

Total current liabilities	19,375	16,282
Deferred tax liabilities	663	594
Deferred revenue, long-term	3	25
Other liabilities, long-term	138	337

Total liabilities	20,179	17,238

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	34	33
Additional paid-in capital	140,747	138,507
Accumulated other comprehensive loss	(320)	(360)
Accumulated deficit	(112,268)	(109,212)

	28,193	28,968
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	11,794	12,569

Total liabilities and stockholders’ equity	$31,973	$29,807

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BIOLASE, INC.
Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures
(unaudited, in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP net revenue	$19,080	$13,157	$57,356	$48,858
Add: inventory re-purchase in connection with Schein Termination Agreement	—	—	1,141	—
Less: equipment sales to Schein for irrevocable purchase orders	—	—	—	(5,877)

Non-GAAP adjusted revenue ...	$19,080	$13,157	$58,497	$42,981

GAAP net income (loss)	$1,041	$(2,030)	$(3,056)	$(4,486)
Adjustments:
Interest expense...	99	(1)	239	305
Depreciation and amortization expense	140	133	513	695
Stock-based, other equity instruments, and other non-cash compensation expense...............................................	383	638	1,873	2,051
Non-GAAP net income (loss)...	$1,663	$(1,260)	$(431)	$(1,435)

GAAP net income (loss) per share:
Basic and diluted...	$0.03	$(0.06)	$(0.10)	$(0.15)
Adjustments:
Interest expense	0.00	0.00	0.01	0.01
Depreciation and amortization expense	0.00	0.00	0.02	0.02
Stock-based, other equity instruments, and other non-cash compensation expense	0.02	0.02	0.06	0.07

Non-GAAP net income (loss) per share:
Basic and Diluted	$0.05	$(0.04)	$(0.01)	$(0.05)

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